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                                                     EXHIBIT 10.1

                      ASSUMPTION AGREEMENT



          WHEREAS, Valley Bancorporation ("Valley") will be merged with and into Marshall & Ilsley Corporation ("M&I") (the
"Merger") and, upon the successful completion of such Merger, M&I shall be the surviving corporation;

          WHEREAS, Valley currently sponsors a 1992 Incentive Stock Plan, a copy of which is attached hereto as Annex A, a 1992 Outside Directors' Stock Option Plan, a copy of which is attached hereto as Annex B, a 1988 Nonqualified Stock Option Plan, a copy of which is attached hereto as Annex C, a 1986 Amended and Restated Stock Option Plan, a copy of which is attached hereto as Annex D, and a 1984 Incentive Stock Option Plan (under which there are no options outstanding), a copy of which is attached hereto as Annex E, and has assumed the obligations of Community Banks, Inc. ("Community") under outstanding options granted under Community's 1983, 1984, and 1986 Incentive Stock Option Plans, as amended, copies of which are attached hereto as Annex F (collectively, the "Plans") for the benefit of certain employees of Valley and certain of its subsidiaries; and

          WHEREAS, conditioned upon the effectiveness of the Merger (the "Effective Time"), M&I desires to assume all of the rights, obligations and interests of Valley under the Plans to the extent that options are outstanding under the Plans at the Effective Time and desires that options over Valley common stock be exercisable on the same terms and conditions (taking into account the exchange ratio of 1.72 shares of M&I common stock for each share of Valley common stock) over shares of M&I common stock.

          NOW, THEREFORE, pursuant to Section 6.4 and Annex C of the Agreement and Plan of Merger dated September 19, 1993 between
Valley and M&I, M&I agrees as follows:

          1. Assumption. At the Effective Time, M&I hereby assumes all of the rights, obligations and interests of Valley in the Plans.

          2. Substitution of Shares. M&I hereby agrees that, at the Effective Time, each outstanding option issued pursuant to the Plans shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such option (including, without limitation, the time periods allowed for exercise), a number of shares of M&I common stock equal to
1.72 times the number of shares of Valley common stock subject to

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such option, at a price per share equal to the aggregate exercise price for the shares subject to such option divided by the number of shares of M&I common stock purchasable pursuant to such assumed option.

          3. Language. Except where clearly indicated otherwise by the documents, at the Effective Time, under the Plans all references to Valley shall be deemed to be references to M&I and all references to shares of Valley common stock shall be deemed to be references to shares of M&I common stock.

          4. Condition. If the Merger is terminated for any reason prior to the Effective Time, this Agreement shall terminate and be of no force or effect whatsoever.

          5. Governing Law. This Assumption Agreement shall be governed by and construed and interpreted in accordance with the internal laws of the State of Wisconsin.


     Dated May 31, 1994.


                              MARSHALL & ILSLEY CORPORATION


                              By: /s/ J.B. Wigdale
                                  ----------------------------
                                  J.B. Wigdale,
                                  Chairman of the Board and
                                   Chief Executive Officer